Exhibit 99.2
DATATRAK International, Inc.
Teleconference: February 26, 2008 at 4:30 PM ET
Fourth Quarter 2007 and Full-Year Earnings Results
Speaker: Dr. Jeffrey A. Green, Pharm.D. FCP, President and Chief Executive Officer
                Mr. Ray Merk, Chief Financial Officer

OPERATOR/RYAN:	Good afternoon and welcome to the DATATRAK International Fourth Quarter 2007 Full-Year Earnings Conference Call. All participants will be in listen-only mode. There will be an opportunity for you to ask questions at the end of today’s presentation. An Operator will give instructions on how to ask your questions at that time. If you should need assistance during the Conference, please signal an Operator by pressing “*” then “0” on your touchtone phone. Please note this Conference is being recorded. Before beginning the Conference, DATATRAK management would like to remind you that in discussing the Company’s performance today, there will be included some “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements related to future events and expectations involve known or unknown risks and uncertainties. DATATRAK’s results or actions may differ materially from those projected in the “forward-looking” statements. For a summary of specific risks that could cause results to differ materially from those expressed in the “forward looking statements, see DATATRAK’s Form 10-K for the year ended December 31, 2006 filed with the SEC. Now I would like to turn the Conference over to Dr. Jeffrey Green. Dr. Green, please go ahead.

DR. JEFFREY GREEN:	Thank you Ryan. Welcome everyone to our Conference Call for the Fourth Quarter and Full-Year of 2007. We will begin with the Financial Summary. This will be followed by some business development updates, especially addressing our recent multi-year enterprise relationships with NTT DATA Corporation of Japan and the European Pharmaceutical Company. We will also include some highlights from our joint presence with NTT at a Trade Show in Tokyo the last week of January. As usual, we will leave plenty of time for Q&A. Before we proceed, let me share with you something that we all have been waiting to develop for the past year or so. I am pleased to inform you that we are seeing early signs of building sales momentum and we look forward to returning the Company to a positive sales growth trend in 2008. We are in the early phases of coming through what, by all accounts, was one of the most difficult periods in DATATRAK’s history and while challenges and uncertainties still confront us, we are increasingly encouraged by our future potential. I will discuss this in more detail later in the Call.

First of all, Financial Results for the Quarter and Full-Year. Revenue for the Fourth Quarter of 2007 was $1.8 Million. This compared to $4.0 Million for the Fourth Quarter of 2006, representing a 54% decrease. The gross profit margin for the Fourth Quarter was 48% compared to 66% the same period a year ago. The decline in gross profit margin continues to be mostly the result of a significant decrease in revenue, partially offset by a 28% reduction in direct costs. Net loss for the Quarter was ($2.5) Million dollars, or ($0.18) per share, basic and diluted. This compared with a net loss of ($2.4) Million, or ($0.21) per share on a basic and diluted basis for the same period in 2006. The 2006 Fourth Quarter period included income tax expense of $976,000 whereas the 2007 Fourth Quarter included a tax benefit of $140,000.

For the year ended December 31, 2007, DATATRAK’s revenue decreased approximately 40% to $10,562,000, and a net loss of ($10,854,000), or ($0.82) per share on a basic and diluted basis, was recorded for the period. The Company reported revenue of $17,690,000 and a net loss of ($4.49) Million or ($0.40) per share on both a basic and diluted basis in the previous year.

DATATRAK recorded severance charges totaling $192,000 in the Fourth Quarter of ‘07 associated with the reduction of 21 employees. The employee reductions are expected to decrease annual direct costs by approximately $800,000 and annual SG&A expenses by approximately $867,000 for a total cost reduction of approximately $1.7 Million per year. Coupled with the 28 employee reductions from earlier in the year, annual direct costs are expected to decrease by approximately $1.6 Million and annual SG&A expenses are expected to decrease by approximately $2.3 Million in future years.

Cash flow from Operations during the Fourth Quarter was a negative ($134,000). This improvement in Quarterly cash flow from Operations compared to recent periods was aided by the recent Enterprise subscription license relationship with NTT DATA that provided $2.1 Million dollars of cash during the Fourth Quarter. Cash flow from Operations for the Full-Year was a negative ($4.8) Million dollars. Cash balance at December 31, 2007 was approximately $8.5 Million.

Backlog at the end of the Fourth Quarter improved to $13.0 Million dollars. Backlog at the end of December 2006 was $12.6 Million. Backlog as of today is approximately $12.5 Million.

Let me give you some perspectives looking forward into 2008. I will take a few minutes and talk in general terms of what we see for 2008. Unfortunately, 2007 was a very challenging year for DATATRAK as the clinical trials market was not as responsive to our offerings as we had anticipated, despite the fact that the completeness and functionality of our Platform has been recognized by groups such as Forrester, Gartner, NTT DATA and multiple experienced clients. During 2007, we also identified weaknesses within our Sales and Marketing efforts and have made changes in people and procedures as we have discussed in past calls. This remains a constant work-in-progress as we continue to seek and hire senior people for our team with one new addition to our group just within the last week. Improvements in this area over the past 6 months have definitely occurred. Despite this delay with the traction of our Platform in the market over the past year, signs abound that this industry will eventually gravitate to a broad eClinical set of offerings and will even move beyond that with linkages to patient health information systems and the establishment of longitudinal registry information capabilities. We believe the company possessing the most seamless capabilities, coupled with the broadest set of applications, will be able to capitalize on these advantages as the market and the regulatory bodies eventually mature in this direction. The emerging interest involving the importing of health care information into an eClinical Platform for clinical trials is especially timely given the mounting safety and efficacy concerns involving drug and device products which seem to be occurring or perhaps I should say, are uncovered, on almost a monthly basis. As such, we are committed to the advancement of our eClinical product suite so that we remain well positioned for these developing situations. Together with our NTT DATA colleagues in Japan, we are participating in early steps to position our Platform to be able to seamlessly import health care information through the use of HL-7’s standards. A few weeks ago, we announced our development progress with the release of Version 5.0, which provided a full description of our most recent advancements.

Getting back to the general expectations for 2008, as many of you all ready know, DATATRAK does not provide quantitative financial guidance. However, we are very sensitive to the needs of investors to make sense out of this technology market and how we are positioned within it. Therefore, we will provide some general viewpoints on the progress that we expect in 2008 compared to the short falls in 2007, as well as some up-to-date characterizations of what we see in this global market.

As I stated in my opening remarks, from what we know today, our business is moving in a positive direction to the point that we believe 2008 will place us back on a positive sales growth trend. I have been careful to frame this return to growth as a trend. It is certainly possible that as we progress through the remainder of 2008 and beyond, a particular Quarter may not necessarily be greater than the prior, however looking out the trend should be progressively upward. We are striving to return to a positive cash flow environment with associated improvements in gross margins as quickly as possible and rather than projecting or predicting when this may occur, we would rather let the numbers speak for themselves as we progress through the coming Quarters. Our internal projection model is obviously dependent on the volume of new business on a Quarterly basis. During the Fourth Quarter of 2007, we signed contracts for the addition of approximately $4.1 Million dollars of new business. This represented one of the strongest Quarters in our Company’s history, a testimony to the steps that we put in place last year with the reorganization of our Sales and Marketing efforts are yielding some early positive results. Though not concluded yet, the First Quarter of 2008 appears to be tracking along similar lines with regards to new business additions.

I would like to talk just a few minutes about the NTT DATA Enterprise Agreement and our marketing alliance. During the Fourth Quarter of ‘07, we closed a significant multi-year Enterprise subscription license relationship with NTT DATA of Japan and NTT DATA is similar to AT&T in the United States prior to their breakup. NTT is approximately a $9.0 Billion dollar company focused on telecommunications. They have recently developed a set of focused initiatives in the healthcare information sector, some of which involved leadership in electronic medical records or EMRs throughout Japan’s nationalized health system. The other focus in healthcare information centers on the clinical trials sector, which stimulated their interest in evaluating eClinical technology providers. Their inspection of technology providers in this global market began in June of 2007 and DATATRAK was selected as the preferred product suite last Fall for their clinical trial initiative. By virtue of our selection as the preferred provider for NTT in the entire Japanese clinical trials market, DATATRAK is also the prime Company to participate with NTT Data in developing the broader objective of this national company to link electronic medical records with clinical trial capabilities. This relationship consists of a 5-year Enterprise Subscription License Agreement to which NTT DATA will promote the DATATRAK eClinical trial Platform as their preferred solution for the Japanese clinical trials market. NTT is now undergoing Enterprise Transfer and Training on implementation services from our multi-disciplinary team in order to become proficient and independently designing and delivering electronic clinical trials on their own. In this arrangement, DATATRAK will continue to provide global hosting for its product suite from our data center here in Cleveland, Ohio. This is a true software as a service model on a global scale. The Enterprise License and implementation services are initially worth a combined total of least $2.4 Million dollars to DATATRAK and NTT DATA has committed to a 5-year contract encompassing a fixed volume of Data Items. Under the terms of this Agreement, NTT DATA paid $2.1 Million dollars up front to DATATRAK in December 2007 for the technology-licensing portion of the contract. The total amount of $2.4 Million is expected to be a minimum value because it is possible that the Data Item volume during the length of the initial Agreement could be exceeded as well as any services provided by DATATRAK or optional components of the platform outside of the traditional EDC or Electronic Data Capture or reporting tool which we refer to as DataGenie, are contracted for separately on an as-needed basis. Until NTT is fully trained on the delivery of services with our platform, DATATRAK will provide such services for early initiated clinical trials. When DATATRAK provides full support for eClinical implementations, its revenue composition has been approximately 25% technology or Data Item based and 75% has come from associated services. When clients assume more of the service delivery through Enterprise Transfer, the revenue is less than the historical 3 to 1 average. Through a pre-structured pricing agreement that goes above the initial contracted volume, NTT DATA has the option to expand under the existing license Agreement to higher level of Data Items based upon the demands of their Japanese clinical trial sponsors. The subscription license model is an optional contracting mechanism that is in addition to the traditional trial-by-trial approach. This option offers significant leverage to clients that perform a larger number of clinical trials. The prices and payments in this model relate solely to the technology portion of the budgets and are contractually fixed and guaranteed by DATATRAK and the client, respectively, for a given volume of data transmission. Delays or cancellations of clinical trials have no impact on the contractual commitments for the technology portion of the contract. Clinical trials and Data Items are fungible, meaning they are able to be substituted at any time and from any source in order to consume the available prepaid volumes. Clients who use more than the out sourced volume of Data Items have the option to either pay retail rates for the overage or they can elect to renew the license agreement for another term. The leader of this initiative within NTT DATA Corporation is a gentleman named Hiroto Ohno who has a great deal of experience in the clinical trials market. Prior to heading up this effort in NTT, he was involved in business development in Japan for one of DATATRAK’s competitors. He also has additional clinical trial experience at Amgen, Janssen and Quintiles prior to moving into the EDC arena. At the end of January, we jointly participated with NTT at a data management trade show in Tokyo. Aside from our press releases that were issued in December, this was the “coming out” of this industry to our relationship. DATATRAK had several members present at this trade show. I was one of them. The drawing power and the name recognition associated with NTT DATA in Japan were clearly evident. Throughout most of the exhibit times, most of the potential clients were 4 to 5 rows deep within the booth while free areas of discussion and demonstrations were occurring simultaneously. DATATRAK had much greater attendance at our booth during this meeting than several of our larger competitors who were also present. We did not experience this level of interest in two previous trips to a Japanese trade show; therefore, I can only conclude that the main difference is the presence of a well-known and large partner in that market, which is NTT DATA. Early statistics from that meeting indicate more than 200 leads with 15 that are currently being qualified. Of course, it will take several months for these opportunities to bubble up to the point of contracts for NTT but the early signs from our new relationship are extremely positive. NTT DATA’s team continues to work very closely with DATATRAK on the development of processes and standard operating procedures surrounding our eClinical platform. This is part of the consulting activity that was referenced in the initial press release. NTT DATA’s team is becoming extremely competent with our technology, having learned it very quickly and they are now completely independent in the demonstration of its capabilities to their Japanese customers.

Last year we spent a great deal of time highlighting our Enterprise Business Model. During that time, we had several customers seriously consider the Enterprise pathway. But at the end of the day, they decided to remain in the trial-by-trial mode. Very recently, as of last week, we have had a customer who was not on the initial high probability list rapidly move to consummate an Enterprise Agreement with us within just several weeks. These two extreme provide some instructive case studies, as we will try to improve our understanding of this clinical trials market. I would like to provide you some brief comments pertaining to a representative client that elected not to go down the Enterprise pathway in order to give you some insight into this customer’s thoughts and their decision-making process. The client that took the Enterprise concept all the way to their Executive Committee was a North American bio-technology company and was already a very satisfied customer of DATATRAK. Under the construction of the proposed Enterprise deal, the budgetary savings would have been significant had they committed to a 3-year deal. Such a deal structure was very similar to what was consummated with NTT DATA as well as our recent European pharmaceutical company. Their conclusion was and I quote, “Three years are a lifetime in this business and although we are pleased with DATATRAK, we don’t want to be locked into just one approach for the next three years.” Since the first rule of investing is diversification of one’s portfolio, most investors should be able to appreciate such a stance. As a biotechnology company, this client could also be an acquisition candidate and perhaps they did not wish to have a potential acquirer burdened by assuming a previous contractual arrangement. At the same time this client made this decision, they ordered two new clinical trials at higher trial-by-trial rates. When examined from their viewpoint, they chose the route that was best for them despite the higher cost and since DATATRAK was awarded their next series of trials, we are very happy as well. We still, as we always have, believe the Enterprise License structure will be primarily of interest to a small sub-set of large customers with more predictable and larger clinical trial pipelines. What is interesting, as the case study makes clear, is that even ideal candidate customers may be slower to move away from the trial-by-trial mode than one would have predicted a year ago. Even though an Enterprise and standardization structure gives the clients the greatest amount of economic leverage and direct control of their pipeline, which many of our current and potential clients had been repeatedly demanding, many are content to stay with the flexibility over price advantage and more internal control. We worked hard to develop a structure whereby the objectives of clients are attractively satisfied and when clients do elect to go down the Enterprise pathway, as others inevitably will, we are ready. Nonetheless, the industry desire for flexibility or a multi-provider approach is also being experienced by all of our competitors. How do we know this, you might ask? Because many of them presumably locked in clients are now evaluating us.

Since flexibility and selection along with incumbent price competitions will be the norm for this industry for the foreseeable future, this means that it is not likely to be dominated by any single provider. There will be several global providers for clinical trial technology that survive and thrive in this environment during the next few years and we plan on being one of them. Many of our clients have either already chosen DATATRAK as the prime provider with a backup provider in the wings or the other way around. Furthermore, there are an increasing number of situations, which we have predicted for the past several years, which indicate that clients who initially purchase subscription licenses from some technology providers will not be renewed upon their anniversary dates as they intend to switch horses or trade up so to say. Several of these are occurring now. The cumulative effect of these situations indicates that this ballgame is far from over and further translates into a prime opportunity for DATATRAK to capture some of this shifting market share. That ends my initial comments and we would be happy to answer any questions you might have.

OPERATOR:	At this time if you would like to ask a question, please press “*” then “1” on a touchtone phone. You will hear a tone to confirm that you have entered the list. If you decide you want to withdraw your question, please press “*” then “2” to remove yourself from the list.

Our first question Chris Ryder of Lucrum.

CHRIS RYDER:	Good afternoon. (Greeting returned.) You had suggested that your First Quarter bookings looked to be tracking along the December levels. Can you give us some reason for that confidence?

DR. JEFFREY GREEN:	I guess it is a summation of what we have already signed versus what we believe will be signed within the First Quarter from the pipeline.

CHRIS RYDER:	Can you talk... Can you discuss what your pipeline looks like?

DR. JEFFREY GREEN:	No, I would prefer to let those land just as they come Chris. I think saying it is along similar lines, the 4.1 is I think describes it.

CHRIS RYDER:	And how does NTT signing up customers flow into your business outlook either through revenues and/or backlog?

DR. JEFFREY GREEN:	Well on the revenues and backlog side for the Data Items, they of course pre-purchased those so they can burn up the Data Items that they have purchased whatever way they choose to do so. So that will not add additional backlog and revenue under the current contract, however when they need services from us to help them get some of their first series of trials launched, when that occurs, that will add backlog and revenue from the service component.

CHRIS RYDER:	So their customer signings will show up in your backlog eventually?

DR. JEFFREY GREEN:	Only the sub-contract service component to us.

CHRIS RYDER:	Right and then the last question is what level of revenue given your restructuring is necessary to hit that cash flow break even target on a Quarterly basis?

DR. JEFFREY GREEN:	We knew that question would come up and Ray Merk, our CFO is going to give you that answer.

RAY MERK:	Hey Chris, I think the best way to look at it is look at the Financial Table as part of today’s Release. If we go to the Full-Year Income Statement and we look at 2006 and right in that range there, revenue for ‘06 was $17,690,000, resulting in the approximately $4.4 Million net loss. If you look at the head count reductions we have announced throughout ‘07, cumulative cost savings almost $4.0 Million, about $3.8 Million, in that range. If you work that math, flow it through maybe look at some head count additions for the additional revenue from where we are now. I think that is the best way to look at it.

CHRIS RYDER:	Great, does that suggest that your forward gross margins won’t be significantly different than your historical?

RAY MERK:	Well at ‘06, there is at 70%, so I think we would look at that as reasonable.

CHRIS RYDER:	So the new, bigger contracts you are signing are still within the scope of your... that 70% of gross margin target?

RAY MERK:	Correct.

CHRIS RYDER:	Okay, thanks.

OPERATOR:	Our next question comes from Graeme Rein of Bares Capital.

GRAEME REIN:	Hi Dr. Green. (Greeting returned.) Could you... I mean... What is the cash impact of the Enterprise deal you signed with the European pharma group this month? Is it similar to the NTT DATA where you get a slug of cash up front or is it structured a little bit differently?

DR. JEFFREY GREEN:	It is structured differently. They chose to go with annual payments for the license and not all at once.

GRAEME REIN:	Okay

DR. JEFFREY GREEN:	So it is certainly less of an impact than NTT, however the big difference between those two, other than that of course, is that the client is a pharmaceutical sponsor and they are going to hire DATATRAK for all of their services. So that 3 to 1 ratio that is referenced in that release, you can expect that to be consistent throughout the 3 year life of that agreement because they are not learning how to do the services themselves such as NTT is doing.

GRAEME REIN:	Okay and how are you choosing what contracts to make public and what to what you don’t? I mean what’s your kind of policy there?

DR. JEFFREY GREEN:	Our policy is all Enterprise contracts until that becomes a routine thing and I think we have a while for that. We will announce every single Enterprise deal we have. It’s long been a DATATRAK policy not to announce every contract we sign unless there is some characteristic that puts it out of the norm of normal business, whether that is size or whether that is geographic scope or some special characteristic. So that has always been our policy. The reason why we do that Graeme it is not that we are trying to shield things but the street has a way of ticking and tying every little single thing you do and sometimes in this business, you have 3 to 4 weeks or even longer before you sign something up and then when nobody sees anything, everybody sort of gets anxious that nothing is happening so it is not actually a true reflection of what is going on.

GRAEME REIN:	And then you cut another 21 employees in the Fourth Quarter and that is not including the 28?

DR. JEFFREY GREEN:	That is correct.

GRAEME REIN:	Where are they all coming from and you know what gives you confidence that you know that other parts of your infrastructure aren’t going to be kind of harmed from all of these cuts?

DR. JEFFREY GREEN:	Good question. The easiest place to go when your revenues declining the way ours did in ‘07, you are going to go to Operations because you have more people in existence, at least at that point and time, that you could support from your business flow. So I would say the majority came from Operations. Ray, do you want to add anything?

RAY MERK:	Some SG&A.

DR. JEFFREY GREEN:	Some SG&A.

GRAEME REIN:	And then the last thing, do you have the average trial size and the number of active trials in front of you?

RAY MERK:	Active trials?

GRAEME REIN:	Yes

RAY MERK:	81 at the end of the year and the average trial size was right in the $200,000 range as is previous Quarters.

GRAEME REIN:	Okay, thanks a lot.

OPERATOR:	Our next question comes from Peter McMullin of Jesup LaMont.

PETER MCMULLIN:	Hey Jeff!

DR. JEFFREY GREEN:	Hello Peter!

PETER MCMULLIN:	I was out of the loop for a little bit so I apologize if these questions are a little naïve but the logic of the tax benefit in the Fourth Quarter and how do shares of standing seem to balloon a little bit in 2007, 2006 (Inaudible/poor audio) where that came from?

RAY MERK:	Sure Peter. This is Ray Merk here. On the tax, the 2006 income tax expense was due mainly to the reinstatement in 2006 of the full valuation allowance against our US NOL carryforwards. And the 2007 benefit is mainly due to the release of valuation allowance, previously offsetting the German NOL carryforwards that we’ve had which are expected to be used within the next 5 years. And then we will have more disclosure on our tax footnote in the 10-K. And both the expense ‘06 benefit and ‘07 non-cash. And then I think your second question was on the outstanding shares?

PETER MCMULLIN:	Yes.

RAY MERK:	Average and you are asking increase 2007 versus a year ago?

PETER MCMULLIN:	Yeah.

RAY MERK:	Primarily from the pipe financing in March, the additional shares that were issued.

PETER MCMULLIN:	Right, thank you.

OPERATOR:	Our next question comes from Tim Gray of Potomac Capital.

TIM GRAY:	What was the cash burn for the Quarter?

RAY MERK:	Yeah Tim as Jeff said in his comments, cash burn was negative $134,000 Operating cash and that is reflective of the $2.1 Million, the NTT DATA deal that we received in the Fourth Quarter.

TIM GRAY:	So 2.2 on an Operating basis?

RAY MERK:	Yes.

TIM GRAY:	Okay I am looking at current liabilities are up $1.5 Million, sequentially?

RAY MERK:	Correct, now a big piece of that increase would be NTT DATA deal, the $2.1 Million until that is recognized as revenue over the life of the contract, we record that as deferred revenue in the current liabilities. So that is the big increase you are seeing there.

TIM GRAY:	Okay but on an operating sort of maxing out let’s say one time severance on an operating basis of the cash burn would have been roughly (Interrupted).

RAY MERK:	Roughly around $2.0 Million if you go back the last couple of Quarters,

Second, Third, Fourth Quarter, it is right around $2.0 Million per Quarter.

TIM GRAY:	Can you just qualitatively... more Jeff, do you think it feels like an inflection point like kind of a hit on the revenue basis but does it feel like maybe we are starting to see the light at the end of the tunnel on at least a directional basis?

DR. JEFFREY GREEN:	Yes Tim, from a sales standpoint and a business activity standpoint, I believe that is true. The reason why we didn’t extend that into revenue is you wait until that sales activity bleeds in and actually produces that revenue and that is why we didn’t take that sort of approach but from a sales standpoint, the answer to that is yes.

TIM GRAY:	Thanks a lot.

OPERATOR:	Our next question comes from Chris Ryder of Lucrum.

CHRIS RYDER:	Hi, can you talk about customer retention and/or losses and also whether or not there was any change in the backlog of the function of contract cancellations?

DR. JEFFREY GREEN:	Yes, we had 2 contracts that were cancelled from the client and informed to us by their Project Manager that those programs were cancelled. That totaled $800,000 Ray?

RAY MERK:	About $900,000.

DR. JEFFREY GREEN:	We did not lose any customers during the Quarter and Ray, what were our additions?

RAY MERK:	Two new customers in the Fourth Quarter.

CHRIS RYDER:	What does that bring the customer count to?

DR. JEFFREY GREEN:	Customer count is 32.

CHRIS RYDER:	Thank you.

OPERATOR:	At this time we don’t have any questions.

DR. JEFFREY GREEN:	Okay, well thank you all for attending and we will speak to you next Quarter.
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